Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-55416 and 333-61924) of Integrated Telecom Express, Inc. of our report dated March 25, 2003 relating to the financial statements and the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

March 27, 2003